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                                   Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT




     o    Meret Communications, Inc., a California corporation

          o    Sorrento Networks, Inc., a Delaware corporation

               o    Sorrento Networks Europe SA, a Belgium company

               o    Sorrento Networks GmBH, incorporated in Germany

               o Osicom Technologies Europe Limited, incorporated in the United Kingdom

               o    Osicom Technologies SA, incorporated in France

               o    Sorrento Networks Asia-Pacific PTE LTD

     o Sorrento Valley Real Estate Holdings, LLC, a California limited liability corporation

     o    Relialogic Technology Corporation, a California corporation

     o    R-Net International, Inc., a Nevada corporation

     o PDP Acquisition Corp., a California corporation, (doing business as Pacific Data Products)

     o    Sciteq Communications, Inc., a Nevada corporation